EXHIBIT 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
12/08/05	Investors: Mary Kay Shaw, 630-623-7559
Media: Anna Rozenich, 630-623-7316

McDONALD'S REPORTS NOVEMBER COMPARABLE SALES UP 4.0%
DRIVEN BY ONGOING STRENGTH IN THE U.S.

      Global comparable sales increased 4.0% in November, 3.8% year-to-date
      U.S. comparable sales up 4.8% in November, 4.4% year-to-date
OAK BROOK, IL - McDonald's Corporation announced today that comparable sales for McDonald’s restaurants worldwide increased 4.0% in November. Systemwide sales for McDonald’s restaurants rose 1.7% for the month, or 5.0% in constant currencies.
McDonald’s Chief Executive Officer Jim Skinner said, "We continue to make progress on delivering a relevant restaurant experience by maintaining our focus on our most important priority - our customers. In November, this strategic focus helped generate another month of positive global comparable sales and increased customer visits.
"In the U.S., our strong sales momentum continued with November’s comparable sales up 4.8%. Customer demand for McDonald’s popular breakfast menu and extended hours contributed to the higher sales. Recently, McDonald’s U.S. rang in the holiday season with the nationwide launch of the Arch Card - prepaid, re-loadable gift cards. Available throughout the year, this new payment option is the latest example of McDonald’s ongoing commitment to providing relevant customer conveniences.
"In Europe, comparable sales were relatively flat for the month as our major markets went up against last year’s aggressive sales building activities, including national coupon promotions in the U.K. and Germany. This impact was offset by strong comparable sales in Russia and other markets across the segment. Our European business remains focused on building brand relevance, enhancing menu variety and communicating our quality messages to consistently build sales across the segment.

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"Comparable sales for Asia/Pacific, Middle East and Africa were up 7.1% in November driven by strong results in Australia, Japan and Taiwan.
"As we move into 2006, we remain committed to enhancing brand relevance and delivering a superior McDonald’s restaurant experience. I am confident that by maintaining the discipline essential to driving improved results, we can generate sustained profitable growth for the McDonald’s System and our shareholders."
During the fourth quarter, McDonald's will complete its annual asset impairment testing, and expects to record charges of about $0.02 per share, primarily related to asset impairment in South Korea. Separately, if average foreign currency exchange rates remain at current levels, McDonald's expects that earnings per share for the quarter would be negatively impacted by at least $0.01 per share.

Percent Inc / (Dec)	Comparable Sales		Systemwide Sales
Month ended November 30,	2005	2004	As Reported	Constant Currency
McDonald’s Restaurants*	4.0	4.2	1.7	5.0
Major Segments:
U.S.	4.8	7.1	5.4	5.4
Europe	0.1	1.1	(7.5)	1.2
APMEA**	7.1	(0.2)	1.8	8.9

Year-To-Date November 30,
McDonald’s Restaurants*	3.8	7.1	6.0	4.9
Major Segments:
U.S.	4.4	9.8	5.1	5.1
Europe	2.4	2.4	5.1	3.8
APMEA**	3.9	5.8	6.8	5.4

*	Excludes non-McDonald’s brands
**	Asia/Pacific, Middle East and Africa

Definitions
•	Comparable sales represent sales at all McDonald's restaurants in operation at least thirteen months including those temporarily closed, excluding the impact of currency translation. Some of the reasons restaurants may be temporarily closed include road construction, reimaging or remodeling, and natural disasters such as hurricanes. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.
•	Information in constant currency is calculated by translating current year results at prior year average exchange rates.

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•	Systemwide sales include sales at all McDonald's restaurants, including those operated by the Company, franchisees and affiliates. Management believes Systemwide sales information is useful in analyzing the Company's revenues because franchisees and affiliates pay rent, service fees and/or royalties that generally are based on a percent of sales with specified minimum rent payments.

Upcoming Communications
McDonald's tentatively plans to release December sales on January 17, 2006.

McDonald's is the leading global foodservice retailer with more than 30,000 local restaurants in more than 100 countries. Approximately 70% of McDonald's restaurants worldwide are owned and operated by independent, local businessmen and women. Please visit our website at www.mcdonalds.com to learn more about the Company.

Forward-Looking Statements
This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. A list of the factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements is detailed in the Company's filings with the Securities and Exchange Commission, such as its annual and quarterly reports.

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